[Impsat Logo]
                                                                Think>Ahead
                                            Buenos Aires, October 26, 2006

DEAR COLLEAGUES,

Just a moment ago we announced that IMPSAT has entered into an agreement to be acquired by GLOBAL CROSSING. I apologize that I was not able to tell you this earlier, but there were some legal requirements preventing me from doing that.

As you all know, Global Crossing has been one of Impsat's most important and respected customers and suppliers. We have a strategic relationship that started just as Global Crossing decided to operate in Latin America and during this time we have come to mutually appreciate our values.

Global Crossing, an important company with about 3,500 employees, provides telecommunications solutions over an integrated global IP-based network connecting more than 300 cities and 29 countries worldwide, with revenues of almost $2 billion in fiscal year 2005.

The acquisition is a vote of confidence in Impsat's business and employees, and Impsat will serve as the platform for the future growth of Global Crossing's enterprise segment in the region. We believe that the combination is a very powerful one, especially because we have complementary businesses and networks and share Global Crossing's values such as their customer centric culture and their focus on growing the enterprise client base. The combination will allow the customers of the combined company to take advantage of a complete service offering over a global network. This is a significant step in Global Crossing's strategy of growing its enterprise business and positions the combined company as the market leader in data services in Latin America.

Many of you have been working at Impsat for many years and have helped Impsat become a leading player in the telecommunications industry in Latin America. Now it is time to start playing global.

John Legere, CEO of Global Crossing, has written you a letter that I am attaching to this letter. I am also attaching the press release issued today decribing the acquisition proposal. Please click here to find additional information on the transaction.

The acquisition is subject to shareholder, certain debtholders, and regulatory approvals, so we expect to close the transaction in the first quarter of 2007. During this period, it is vital that we remain focused on our business and our customers' needs, and that we run our operations just as we have in the past.

Sincerely,




Ricardo Verdaguer
President & CEO
Impsat Fiber Networks, Inc.

[Global Crossing Logo]


Dear Impsat Employees,

In addition to what Ricardo and your managers have told you about today's announcement, I want to add my own greetings to you on behalf of the employees of Global Crossing. Our companies have a lot in common, and a lot of shared history as well, and I can assure you that our future together will be even more exciting and rewarding for our customers and investors - and for you as well.

When we began to serve Latin America in 2000, Impsat and Global Crossing agreed to be customers of each other, and build our businesses on each other's strengths. We have been strategic partners ever since, and more recently your sales force has been part of our Global Partners Program, through which we sell our global IP services through some of the leading carriers in various regions throughout the world.

Now, formally joining forces and building on the platform and success both of our companies have established in Latin America, we have the opportunity to combine your world-class sales, operations and customer care teams with our global presence. I'm confident the result will be a winning combination indeed.

It's really the people that make any company great, and it's the reason I look forward to our journey together with such optimism. Both our companies are recognized for providing customers with a superior experience. Your philosophy is "Think Ahead," and we're proud of being founded on an idea ahead of its time - a global network based on Internet Protocol - that has now seen its time come.

We at Global Crossing have enormous respect for the success Impsat has built. I hope to have the opportunity soon to meet with you face to face, but until then, please look forward as I do to the great things the future holds for us together.





John Legere
CEO
Global Crossing